Exhibit 23(a)(vi) under Form N-1A
                                          Exhibit 3(i) under Item 601/Reg. S-K

                           THE 59 WALL STREET TRUST

               Redesignation of Series of Shares of Beneficial
                       Interest, No Par Value Per Share

      The undersigned, being a duly elected, qualified and acting Trustee of The 59 Wall Street Trust (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, DO HEREBY CERTIFY that, at a meeting held on November 9, 2001, the Trustees of the Trust (the "Trustees"), acting pursuant to Section 9.3(a) of the Declaration of Trust, amended and restated as of October 23, 1989 (the "Declaration of Trust"), duly approved and adopted the following resolutions as actions of the Trustees:

RESOLVED, That the name "The 59 Wall Street Trust" be, and it hereby is, changed to "BBH Trust" (the "Trust"), and that the name of each series of the Trust be, and it hereby is, changed as follows: (i) from "The 59 Wall Street Money Market Fund" to "BBH Money Market Fund", (ii) from "The 59 Wall Street U.S. Treasury Money Fund" to "BBH U.S. Treasury Money Fund", (iii) from "The 59 Wall Street Tax-Exempt Money Fund" to "BBH Tax-Exempt Money Fund", and
(iv) from "The 59 Wall Street Tax Free Short/Intermediate Fixed Income Fund" to "BBH Tax Free Short/Intermediate Fixed Income Fund";

FURTHER
RESOLVED, That the preceding resolution shall constitute an amendment to the Trust's Declaration of Trust and any other organizational or Trust document affected hereby, effective with respect to each of the above-named Funds as of the date that such Fund's disclosure documents are amended to reflect the foregoing name changes; and

      IN WITNESS WHEREOF, the undersigned has executed this Amendment this 27th day of February, 2002.

                                    /s/ Kate T. Alen
                                    Kate T. Alen
                                    Assistant Secretary